Exhibit (a)(1)

JOHN HANCOCK FUNDS II

Amendment to the Amended and Restated Agreement and Declaration of Trust

The undersigned, being a majority of the Trustees of John Hancock Funds II (the “Trust”), acting pursuant to Section 8.3 of the Amended and Restated Agreement and Declaration of Trust of the Trust dated January 22, 2016 (the “Declaration of Trust”) hereby amend and restate Section 8.4 of the Declaration of Trust as follows:

Section 8.4. The Trust or any Series thereof may merge, convert or consolidate into any other corporation, association, trust, limited liability company or other organization or may sell, lease or exchange all or substantially all of the Trust Property or Trust Property of such Series, as applicable, including its good will, upon such terms and conditions and for such consideration when and as authorized at any meeting of Shareholders called for the purpose by the affirmative vote of the holders of two-thirds of the Shares of the Trust or such Series outstanding and entitled to vote and present in person or by proxy at a meeting of Shareholders, or by an instrument or instruments in writing without a meeting, consented to by the holders of two-thirds of the Shares of the Trust or such Series; provided, however, that, if such merger, consolidation, conversion, sale, lease or exchange is recommended by the Trustees, the vote or written consent of the holders of a majority of the Outstanding Shares of the Trust or such Series entitled to vote shall be sufficient authorization; and any such merger, conversion, consolidation, sale, lease or exchange shall be deemed for all purposes to have been accomplished under and pursuant to Massachusetts law; provided, further, that any Retirement Fund (as defined in Appendix B hereto, as may be amended from time to time) may merge, convert into or consolidate with any other Series of the Trust if approved by a majority of the Trustees, including a majority of Non-Interested Trustees, unless Shareholder approval is required by applicable law.

[Signature page follows]

In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this March 10, 2016.

/s/ Charles L. Bardelis	/s/ Theron S. Hoffman
Charles L. Bardelis	Theron S. Hoffman

/s/ James R. Boyle	/s/ Deborah C. Jackson
James R. Boyle	Deborah C. Jackson

/s/ Craig Bromley	/s/ Hassell H. McClellan
Craig Bromley	Hassell H. McClellan

/s/ Peter S. Burgess	/s/ James M. Oates
Peter S. Burgess	James M. Oates

/s/ William H. Cunningham	/s/ Steven R. Pruchansky
William H. Cunningham	Steven R. Pruchansky

/s/ Grace K. Fey	/s/ Gregory A. Russo
Grace K. Fey	Gregory A. Russo

/s/ Warren A. Thomson
Warren A. Thomson

The Amended and Restated Agreement and Declaration of Trust of the Trust, dated January 22, 2016, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.

Appendix B

The Retirement Funds (as such term is used in Section 8.4 of the Amended and Restated Agreement and Declaration of Trust of John Hancock Funds II) consist of:

Retirement Choices at 2060 Portfolio

Retirement Choices at 2055 Portfolio

Retirement Choices at 2050 Portfolio

Retirement Choices at 2045 Portfolio

Retirement Choices at 2040 Portfolio

Retirement Choices at 2035 Portfolio

Retirement Choices at 2030 Portfolio

Retirement Choices at 2025 Portfolio

Retirement Choices at 2020 Portfolio

Retirement Choices at 2015 Portfolio

Retirement Choices at 2010 Portfolio

Retirement Living through 2060 Portfolio

Retirement Living through 2055 Portfolio

Retirement Living through 2050 Portfolio

Retirement Living through 2045 Portfolio

Retirement Living through 2040 Portfolio

Retirement Living through 2035 Portfolio

Retirement Living through 2030 Portfolio

Retirement Living through 2025 Portfolio

Retirement Living through 2020 Portfolio

Retirement Living through 2015 Portfolio

Retirement Living through 2010 Portfolio

Retirement Living through II 2060 Portfolio

Retirement Living through II 2055 Portfolio

Retirement Living through II 2050 Portfolio

Retirement Living through II 2045 Portfolio

Retirement Living through II 2040 Portfolio

Retirement Living through II 2035 Portfolio

Retirement Living through II 2030 Portfolio

Retirement Living through II 2025 Portfolio

Retirement Living through II 2020 Portfolio

Retirement Living through II 2015 Portfolio

Retirement Living through II 2010 Portfolio

Amended: March 22, 2016; April 11, 2016.